                               News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:       R. Todd Noden
Executive Vice President and Chief Financial Officer
(205) 942-3737 ext. 4808

BOOKS-A-MILLION, INC. ANNOUNCES THIRD QUARTER RESULTS
——————————————

BIRMINGHAM, AL (November 24, 2015) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week and 39-week periods ended October 31, 2015.  Revenue for the 13-week period ended October 31, 2015, increased 0.4% to $101.6 million, compared with revenue of $101.2 million in the year earlier period.  Comparable store sales for the third quarter increased 1.6% compared with the 13-week period in the prior year.  Net loss attributable to Books-A-Million for the third quarter was $7.1 million, or $0.50 per diluted share, compared with a net loss of $6.9 million, or $0.50 per diluted share, in the year earlier period.  The 13-week period ended October 31, 2015 included $0.8 million of expenses, or $0.05 per diluted share, related to the Agreement and Plan of Merger entered into on July 13, 2015 (the “Merger Agreement”).  There were no expenses related to the Merger Agreement in the prior fiscal year.

For the 39-week period ended October 31, 2015, revenue decreased 0.6% to $311.3 million from revenue of $313.2 million in the year earlier period.  Comparable store sales increased 0.1% compared with the same period in the prior year.  For the 39-week period ended October 31, 2015, net loss attributable to Books-A-Million was $18.2 million, or $1.28 per diluted share, compared with a net loss of $15.5 million, or $1.08 per diluted share, in the year earlier period. The 39-week period ended October 31, 2015 included $2.1 million of expenses, or $0.15 per diluted share, related to the Merger Agreement.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, “We saw improved sales in our Core Book and General Merchandise categories, led by the positive impact of the growing coloring book trend.  We also hosted several author events, namely those highlighting Dr. Ben Carson, which helped drive incremental sales in the quarter.  We are looking forward to the holiday season and our entire team is focused on getting our stores ready to serve our customers in the weeks ahead.”

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 257 stores in 32 states. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. Also included in the Company’s retail operations is the operation of Yogurt Mountain Holding, LLC, a retailer and franchisor of self-serve frozen yogurt stores with 40 locations. The Company also develops and manages commercial real estate investments through its subsidiary, Preferred Growth Properties, which presently include four retail shopping centers. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

Follow Books-A-Million on Twitter (http://twitter.com/booksamillion) and like us on Facebook (http://facebook.com/booksamillion).
-MORE-

BAMM Announces Third Quarter 2016 Results

November 24, 2015

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
		(a)		(a)
Revenue Net sales	$100,491	$100,374	$307,956	$311,104
Other revenue	1,090	782	3,356	2,113
Total revenues	101,581	101,156	311,312	313,217
Cost of products sold, including warehouse distribution and store occupancy costs	73,750	74,568	225,059	227,435
Gross profit	27,831	26,588	86,253	85,782
Operating, selling and administrative expenses	30,623	29,348	91,381	87,702
Depreciation and amortization	3,778	4,303	11,419	13,120
Operating loss from continuing operations	(6,570)	(7,063)	(16,547)	(15,040)
Interest expense, net	680	478	1,853	1,603
Loss from continuing operations, before income taxes	(7,250)	(7,541)	(18,400)	(16,643)
Income tax benefit	(17)	(476)	(265)	(442)
Net loss from continuing operations before equity method investment	(7,233)	(7,065)	(18,135)	(16,201)
Net income (loss) on equity method investment	58	10	(14)	177
Net loss	(7,175)	(7,055)	(18,149)	(16,024)
Less net income (loss) attributable to noncontrolling interest	(58)	(164)	59	(537)
Net loss attributable to Books-A-Million	$(7,117)	$(6,891)	$(18,208)	$(15,487)

Net loss per share:
Basic and Diluted
Net loss attributable to Books-A-Million	$(0.50)	$(0.50)	$(1.28)	$(1.08)
Weighted average number of shares outstanding	14,213	13,912	14,205	14,315

(a)
The results for the 13-weeks and 39-weeks ended November 1, 2014 contain certain insignificant reclassifications necessary to conform to the presentation of the 13-weeks and 39-weeks ended October 31, 2015.

-MORE-

BAMM Announces Third Quarter 2016 Results

November 24, 2015
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market areas; inflation or deflation; economic conditions in general and in the Company's specific market areas, including the length of time that the United States economy remains in the current state of limited economic growth; the number of store openings and closings; the profitability of certain product lines and business segments, capital expenditures and future liquidity; liability and other claims asserted against the Company; the impact of electronic books and e-content; uncertainties related to the Internet and the Company's Internet operations; the successful development of the properties held by the Company in connection with the Company’s real estate development and management segment; the Company’s ability to lease the properties; and the factors described in Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on form 10-K for the year ended January 31, 2015. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
-END-